Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Focus Universal Inc.

Ontario, California

We hereby consent to the incorporation by reference in the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 of Focus Universal Inc. of our report, dated February 28, 2025, relating to the consolidated financial statements as of December 31, 2024 and 2023 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Focus Universal Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Weinberg & Company, P.A

Los Angeles, California

December 17, 2025